UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1934

                           Lancer Orthodontics, Inc.
           (Exact name of registrant as specified in its charter)


         California                                  95-2497155
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                Identification No.)


                 253 Pawnee Street, San Marcos, California	  92069
                 (Address of Principal Executive Offices)   (Zip Code)

             Lancer Orthodontics, Inc. 2000 Stock Incentive Plan
                            (Full title of the plan)

                               Zackary Irani, CEO
                            Lancer Orthodontics, Inc.
                                253 Pawnee Street
                           San Marcos, California 92069
                      (Name and address of agent for service)

                                 (760) 744-5585
          (Telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE

  Title of      Amount to be    Proposed    Proposed maximum      Amount of
securities to    registered     maximum    aggregate offering   registration
be registered                   offering         price               fee
                                 price
                                per unit

Common Stock   450,000 shares   $.77 (1)      $346,500 (1)         $44.00



(1) Based upon the average of the high and low prices for the Registrant's common stock reported on MSN Money on April 23, 2004 for purposes of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.










PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by us with the Securities and Exchange Commission (the "Commission"):

(1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003.

(2) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended November 30, 2003, August 31, 2003, and February 29, 2004.

(3) The Registrant's Proxy Statement dated July 29, 2003, for the Registrant's Annual Meeting of Stockholders held on September 2, 2003.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated and to be a part hereof from the date of filing such documents.

     For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

     The securities being registered hereunder are shares of the common stock of the Company (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition such holders are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company.

     Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

     Holders of the Common Stock are entitled to elect all members of the Company's Board of Directors. Holders of the Common Stock have cumulative voting rights.

     Except as otherwise required by the California Corporations Code, all shareholder action is taken by vote of a majority of voting shares of the capital stock of the Company present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy.

Item 5.  Interests of Named Experts and Counsel  Not applicable.

Item 6.  Indemnification of Directors and Officers

     Section 317 of the California Corporations Code (the "California Code") empowers a California corporation, including the Registrant, to indemnify its directors, officers, employees, and agents under certain circumstances. The Registrant's Articles of Incorporation, as amended (the "Articles"), provides that the liability of the directors of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. The Articles also provide that the Registrant is authorized to provide indemnification of agents for breach of duty to the Registrant and its shareholders through bylaw provisions, through agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification expressly permitted by Section 317 of the California Code, subject only to applicable limited on such excess indemnification set forth in the California Code with respect to actions for breach of duty to the Registrant and its shareholders.

     Under the California Code, to the extent that an officer or director of a corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. Under the California Code the advancement of expenses may be made to a director or officer only if such person provides an undertaking to reimburse the Registrant if it is ultimately determined that such person is not entitled to be indemnified against such expenses.

     Under its Bylaws, the Registrant is required, to the maximum extent permitted by the California Code, to indemnify its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. An agent is defined as a person who is or was a director, officer, employee or other agent of the Registrant.

     The Registrant does maintain an officers and directors liability insurance policy insuring the Registrant's officers and directors against certain liabilities and expenses incurred by them in their capacities as such.


Item 7.  Exemption from Registration Claimed  Not Applicable.

Item 8.  Exhibits

Exhibit No.    Title
 5.1*          Opinion of Bryan Cave LLP.
10.1           Lancer Orthodontics, Inc. 2000 Stock Incentive Plan
               (incorporated by reference to Exhibit A filed with the
               Registrant's Proxy Statement for the 2003 Annual Meeting
               of Stockholders held on September 2, 2003).
23.1           Consent of Bryan Cave LLP (included in Exhibit 5.1).
23.2*          Consent of BDO Seidman, LLP.

*    Filed herewith.




Item 9.  Undertakings

     (a)  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of California on April 26, 2004.

                                                LANCER ORTHODONTICS, INC.



                                                By:  /s/ Zackary Irani
                                                     Zackary Irani,
                                                Chief Executive Officer and
                                                Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/ Zackary Irani             Chief Executive Officer and       April 26,2004
Zackary S. Irani              Director


/s/ Janet Moore               Secretary and Director            April 26, 2004
Janet Moore


/s/ Dr. Robert Orlando        Director                          April 26, 2004
Dr. Robert Orlando


/s/ Dr. Francis Cano          Director                          April 26, 2004
Dr. Francis Cano